INVESTOR CONTACT: David Dahlstrom (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Media Relations (507) 437-5345 media@hormel.com
HORMEL FOODS REPORTS THIRD QUARTER FISCAL 2023 RESULTS
Company delivers volume growth in each segment and makes further progress on key initiatives

AUSTIN, Minn. (Aug. 31, 2023) – Hormel Foods Corporation (NYSE: HRL), a Fortune 500 global branded food company, today reported results for the third quarter of fiscal 2023. All comparisons are to the third quarter of fiscal 2022 unless otherwise noted.

EXECUTIVE SUMMARY — THIRD QUARTER
•Net sales of $3.0 billion
•Operating income of $217 million, reflecting the impact of an adverse arbitration ruling totaling $70 million; adjusted operating income1 of $287 million
•Operating margin of 7.3%; adjusted operating margin1 of 9.7%
•Earnings before income taxes of $208 million; adjusted earnings before income taxes1 of $278 million
•Effective tax rate of 21.7%
•Diluted net earnings per share of $0.30, adjusted diluted net earnings per share1 of $0.40
•Cash flow from operations of $317 million

EXECUTIVE COMMENTARY & OUTLOOK
"Our third quarter results reflect the strength of our leading brands, the value of our balanced business model and our team's commitment to improving our performance," said Jim Snee, chairman of the board, president and chief executive officer. "In an increasingly dynamic and competitive environment, we grew volume across all our segments, delivered adjusted net earnings per share1 in line with last year and made further progress addressing the near-term challenges impacting the business. This progress included reducing inventory, building momentum in the Planters® snack nuts business and driving adjusted operating margin1 improvement compared to last year."

"The investments into our brands and continued improvement across our supply chain have generated positive performance in the marketplace," Snee said. "Volume growth for the quarter was broad based, driven by a recovery in turkey, strong demand for many of our foodservice items and growth from leading retail brands, including SPAM®, Hormel® Black Label®, Planters® and Hormel® pepperoni. Our Foodservice segment delivered another quarter of strong bottom-line growth, and the Retail segment delivered margins ahead of our expectations. Earnings growth from our U.S. businesses in aggregate was more than offset by significantly weaker-than-expected results in our International segment, supply chain disruption caused by a third-party logistics provider shutdown and an adverse arbitration ruling."

"We remain focused on driving volume and earnings growth, as well as delivering on our commitments to improve our business," Snee said. "The operating environment domestically and abroad continues to be dynamic, and we anticipate consumers and operators to remain highly intentional in their spending. As we close the year, we expect a strong finish from our Foodservice segment, incremental savings from a series of projects aimed at reducing costs and complexity throughout our system, and further synergies from our implementation of GoFWD. Additionally, we expect continued softness in our International segment and earnings pressure from heightened competition at retail. Our continued investments into our brands, disciplined financial strategy and balanced approach across our businesses position us well for future growth as we close a challenging 2023."

For the balance of the year, the Company expects:
•Modest volume growth in the fourth quarter, which assumes growth from the Foodservice segment, continued recovery in turkey and improved fill rates in key categories;
•Fourth quarter net sales to be between $3.1 billion and $3.6 billion. Full-year net sales are expected to be (4)% to flat, reflecting performance to date and current assumptions for raw material input costs in the fourth quarter; and
•Fourth quarter diluted net earnings per share to be down from last year, reflecting continued weakness in the International segment and lower Retail segment results. Full-year diluted net earnings per share are expected to be $1.51 to $1.57, and adjusted diluted net earnings per share1 are expected to be $1.61 to $1.67.

UPDATE ON STRATEGIC PRIORITIES

Protect & grow our core brands
•We grew sales in the marketplace for Hormel® chili, Hormel® Natural Choice® lunchmeat, Jennie-O® lean ground turkey, Hormel® Square TableTM entrees and the SPAM® family of products.2
•Hormel® Black Label® bacon is the fastest growing national brand in the category over the last year — with volume growth of 13% versus last year3 — and has gained buyers versus last year, +7%.3
•Skippy® peanut butter varieties are now certified vegan by the Vegan Awareness Foundation. Vegan-certified varieties include creamy and Super Chunk® peanut butter in regular and natural varieties, as well as squeeze packs and no-sugar-added peanut butter spreads.

Amplify scale in snacking & entertaining
•Household penetration gains were seen within the snacking and entertaining portfolio, led by Hormel® Gatherings® party trays, Planters® snack nuts and Hormel® pepperoni.4
•The Planters® snack nuts business is benefiting from innovation, increased promotional support and the launch of a national ad campaign spotlighting the new trio of flavored cashew varieties. Recent trends have improved, with buyers and volume increasing versus last year.5
•Hormel® pepperoni — the No. 1 selling brand of pepperoni in the U.S. — grew volume, sales and household penetration during the quarter.4 The brand also partnered with Universal Pictures and Amblin Entertainment to celebrate the 30th anniversary of the blockbuster adventure "Jurassic Park," with its Tear Into Flavor sweepstakes.

Enhance growth of our ethnic & Food Forward portfolios
•Our Applegate® products outpaced category dollar sales growth during the quarter in the breaded chicken, breakfast sausage, bacon and hot dog categories.6
•The Applegate team launched Applegate Naturals™ frittata bites, the industry's first and only Certified Humane frozen egg bites.
•During the quarter, the Herdez® brand outpaced category trends for dollar and volume sales in the salsa, taco sauce, hot sauce, refrigerated guacamole and refrigerated salsa categories.2
•Two Wholly® products were honored with 2023 Best Bite Awards from Delicious Living magazine: Wholly® Guacamole classic and Wholly® avocado diced.

Expand leadership in foodservice
•We delivered volume growth during the third quarter across our premium offerings, including bacon, pizza toppings, prepared proteins, breakfast sausage and Fontanini® Italian meats and sausages.7
•We launched several new items at the School Nutrition Association’s Annual National Conference, including Jennie-O® branded turkey barbacoa, turkey pot roast and a turkey breakfast bar.

Aggressively develop our global presence
•Demonstrating the value of our balanced model, foodservice sales in China increased 14% compared to last year,7 helping offset declines in the retail business in China.
•We launched Skippy® peanut butter in Germany, home to a 1.9 billion euro sweet spreads category.8
•We continued to support our global brands around the world through innovation, co-branding and advertising, including Skippy® peanut butter ice cream in South Korea, new Calbee SPAM® brand flavored potato chips in Japan, and the Keep It Real TV campaign, which showcased a series of delicious SPAM® brand recipes across the United Kingdom.

Continue to transform our company
•We delivered another quarter of e-commerce sales growth, led by the Planters®, Jennie-O® and SPAM® brands.9
•We were recognized as one of America’s Best Companies to Work For by U.S. News & World Report, named one of America’s Greatest Workplaces by Newsweek, for the first time earned a place on Fast Company's 2023 Best Workplaces for Innovators list, and were ranked No. 14 on the Selling Power's 50 Best Companies to Sell For list.
•During the quarter, we announced an expansion of our free college tuition program for eligible team members in the U.S. to earn their degrees, or complete non-degree programs, for free.

SEGMENT HIGHLIGHTS – THIRD QUARTER

Retail
•Volume up 1%
•Net sales down 2%
•Segment profit down 7%

Volume growth was driven by the value-added meats, bacon, snacking and entertaining, and emerging brands verticals. In addition to a recovery across the turkey portfolio, volume and net sales grew for many items, including our SPAM® family of products, Hormel® Gatherings® party trays, Hormel® pepperoni and Applegate® natural and organic meats. Net sales declined due to the difficult comparison from high levels of demand for Skippy® spreads last year and lower market-driven pricing on raw bacon items. Segment profit declined due to unfavorable mix and increased brand investments, partially offset by the benefit from pricing actions across the portfolio, improved bacon volumes and higher equity in earnings from MegaMex Foods.

Foodservice
•Volume up 2%
•Net sales down 3%
•Segment profit up 14%

Volume for the quarter increased, driven by growth in our affiliated businesses and strong demand in many branded categories, including pizza toppings, premium bacon and breakfast sausage, and premium prepared proteins. Brands such as Cafe H®, Hormel® Fire BraisedTM, Fontanini®, Old Smokehouse® and Hormel® Bacon 1TM delivered volume gains compared to the prior year. Net sales declined, primarily due to lower net pricing in certain categories, such as bacon, reflecting raw material commodity deflation. Segment profit increased due to the contribution from higher volumes and improved mix.

International
•Volume up 10%
•Net sales down 6%
•Segment profit down 50%

Net sales declined as a result of lower branded export sales and lower results in China. Foodservice sales in China improved sequentially throughout the third quarter, partially offsetting the difficult net sales comparison from sales to food-security programs last year. In addition to growth from the Skippy® and Planters® brands, strong volume growth was driven by low-margin commodity fresh pork and turkey exports. Segment profit declined significantly due to unfavorable pork and turkey commodity markets, continued softness in China and lower branded export demand.

SELECTED FINANCIAL DETAILS
•For the third quarter, advertising spend was $43 million, compared to $37 million last year. The Company expects full-year advertising expense to increase compared to the prior year.
•The effective tax rate was 21.7%, compared to 24.5% for the previous year. The Company benefited from favorable changes in certain U.S. income and deductions in the fiscal 2022 federal tax return filing. The effective tax rate for fiscal 2023 is expected to be between 21.0% and 23.0%.
•Capital expenditures were $78 million, compared to $61 million last year. The Company's target for capital expenditures in fiscal 2023 is $280 million.
•Depreciation and amortization expense was $75 million, compared to $65 million last year. The full-year expense is expected to be approximately $285 million.
•As disclosed in a Form 8-K filed with the SEC on Aug. 22, 2023, the Company received an unexpected, unfavorable arbitration ruling involving an isolated commercial dispute with a third party. The estimated pre-tax impact of $70.0 million is reflected in operating expense and accrued liabilities. The associated one-time payment is expected to be made in the fourth quarter of fiscal 2023.

PRESENTATION
A conference call will be webcast at 8 a.m. CT on Aug. 31, 2023. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-259-6580 (toll-free) or 416-764-8624 (international). An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at noon CT, Aug. 31, 2023, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $12 billion in annual revenue across more than 80 countries worldwide. Its brands include Planters®, Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus®, Jennie-O® and more than 30 other beloved brands. The Company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named on the "Global 2000 World's Best Employers" list by Forbes magazine for three years, is one of Fortune magazine's most admired companies, has appeared on the "100 Best Corporate Citizens" list by 3BL Media 13 times, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. The Company lives by its purpose statement — Inspired People. Inspired Food.™ — to bring some of the world's most trusted and iconic brands to tables across the globe. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS
This news release contains “forward-looking” information within the meaning of the federal securities laws. The “forward-looking” information may include statements concerning the Company’s outlook for the future as well as other statements of beliefs, future plans, strategies, or anticipated events and similar expressions concerning matters that are not historical facts. Words or phrases such as “should result,” “believe,” “intend,” “plan,” “are expected to,” “targeted,” “will continue,” “will approximate,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected, which factors include, but are not limited to, risks related to the deterioration of economic conditions; the COVID-19 pandemic; risks associated with acquisitions and divestitures; potential disruption of operations including at co-manufacturers, suppliers, logistics providers, customers, or other third-party service providers; risk of loss of a material contract; the Company’s inability to protect information technology systems against, or effectively respond to, cyber attacks or security breaches; deterioration of labor relations, labor availability or increases to labor costs; general risks of the food industry, including food contamination; outbreaks of disease among livestock and poultry flocks; fluctuations in commodity prices and availability of raw materials and other inputs; fluctuations in market demand for the Company’s products; damage to the Company's reputation or brand image; climate change, or legal, regulatory, or market measures to address climate change; risks of litigation; potential sanctions and compliance costs arising from government regulation; compliance with stringent environmental regulations and potential environmental litigation; and risks arising from the Company’s foreign operations. Please refer to the cautionary statements regarding “Risk Factors” and “Forward-Looking Statements” that appear in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q, which can be accessed at www.hormelfoods.com in the “Investors” section, for additional information. In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company’s business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company’s business or results of operations. The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES
The non-GAAP adjusted financial measures of adjusted operating income, adjusted operating margin, adjusted earnings before income taxes, and adjusted diluted net earnings per share are presented to provide investors with additional information to facilitate the comparison of past and present operations. Adjusted operating income, adjusted operating margin, adjusted earnings before income taxes and adjusted diluted net earnings per share exclude the impact of an adverse arbitration ruling. The tax impact was calculated using the effective tax rate for the quarter in which the expense was incurred.

The Company believes these non-GAAP financial measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP measures are not intended to be a substitute for GAAP measures in analyzing financial performance. These non-GAAP measures are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures.

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
In thousands, except per share amounts
Unaudited

	Quarter Ended
	July 30, 2023			July 31, 2022
	GAAP	Arbitration Ruling	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$2,963,299	$—	$2,963,299	$3,034,414	(2.3)
Cost of Products Sold	2,465,251	—	2,465,251	2,528,364	(2.5)
Gross Profit	498,048	—	498,048	506,049	(1.6)
Selling, General, and Administrative	291,073	(70,000)	221,073	222,147	(0.5)
Equity in Earnings of Affiliates	9,784	—	9,784	7,138	37.1
Operating Income	216,759	70,000	286,759	291,040	(1.5)
Interest and Investment Income	9,239	—	9,239	14,411	(35.9)
Interest Expense	18,372	—	18,372	15,615	17.7
Earnings Before Income Taxes	207,626	70,000	277,626	289,836	(4.2)
Provision for Income Taxes	45,055	15,190	60,245	71,010	(15.2)
Net Earnings	162,571	54,810	217,381	218,826	(0.7)
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(108)	—	(108)	(89)	(21.4)
Net Earnings Attributable to Hormel Foods Corporation	$162,679	$54,810	$217,489	$218,915	(0.7)

Diluted Net Earnings Per Share	$0.30	$0.10	$0.40	$0.40	—

Operating Margin (% of Net Sales)	7.3		9.7	9.6

HORMEL FOODS CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
In thousands, except per share amounts
Unaudited

	Nine Months Ended
	July 30, 2023			July 31, 2022
	GAAP	Arbitration Ruling	Non-GAAP	Reported GAAP	Non-GAAP % Change
Net Sales	$8,911,930	$—	$8,911,930	$9,175,331	(2.9)
Cost of Products Sold	7,426,514	—	7,426,514	7,577,062	(2.0)
Gross Profit	1,485,417	—	1,485,417	1,598,269	(7.1)
Selling, General, and Administrative	725,621	(70,000)	655,621	672,777	(2.6)
Equity in Earnings of Affiliates	42,213	—	42,213	19,951	111.6
Operating Income	802,009	70,000	872,009	945,443	(7.8)
Interest and Investment Income	20,700	—	20,700	20,078	3.1
Interest Expense	55,042	—	55,042	44,913	22.6
Earnings Before Income Taxes	767,666	70,000	837,666	920,608	(9.0)
Provision for Income Taxes	170,230	15,190	185,420	200,393	(7.5)
Net Earnings	597,437	54,810	652,247	720,215	(9.4)
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(200)	—	(200)	112	(279.1)
Net Earnings Attributable to Hormel Foods Corporation	$597,637	$54,810	$652,447	$720,103	(9.4)

Diluted Net Earnings Per Share	$1.09	$0.10	$1.19	$1.31	(9.2)

Operating Margin (% of Net Sales)	9.0		9.8	10.3

END NOTES
2Circana Total US MULO;13 weeks ended 7/16/2023 vs YAG
3Circana Scan Panel; Total US All Outlet; 52 weeks ended 7/16/2023 vs YAG
4Circana Scan Panel; Total US All Outlet; 13 weeks ended 7/16/2023 vs YAG
5Circana Scan Panel; Total US All Outlet; 4 weeks ended 7/26/23 vs YAG
6Nielsen; Total US xAOC; dollar sales for 12 weeks ended 7/29/2023 vs YAG
7Internal data
8Euromonitor – December 2021, Germany
9Retailer POS aggregated online sales - total Hormel, 12 weeks ended 07/30/2023

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Quarter Ended
	July 30, 2023	July 31, 2022	% Change
Volume (lbs.)
Retail	748,146	742,103	0.8
Foodservice	255,822	250,513	2.1
International	90,550	81,993	10.4
Total	1,094,518	1,074,609	1.9

Net Sales
Retail	$1,891,746	$1,924,553	(1.7)
Foodservice	890,949	917,671	(2.9)
International	180,605	192,190	(6.0)
Total	$2,963,299	$3,034,414	(2.3)

Segment Profit
Retail	$151,128	$163,092	(7.3)
Foodservice	146,270	128,798	13.6
International	12,222	24,464	(50.0)
Total Segment Profit	309,619	316,354	(2.1)
Net Unallocated Expense	101,886	26,429	285.5
Noncontrolling Interest	(108)	(89)	(21.4)
Earnings Before Income Taxes	$207,626	$289,836	(28.4)

HORMEL FOODS CORPORATION
SEGMENT DATA
In thousands
Unaudited

	Nine Months Ended
	July 30, 2023	July 31, 2022	% Change
Volume (lbs.)
Retail	2,267,363	2,435,581	(6.9)
Foodservice	747,484	760,677	(1.7)
International	241,445	247,421	(2.4)
Total	3,256,292	3,443,679	(5.4)

Net Sales
Retail	$5,765,786	$5,921,145	(2.6)
Foodservice	2,607,140	2,681,737	(2.8)
International	539,005	572,450	(5.8)
Total	$8,911,930	$9,175,331	(2.9)

Segment Profit
Retail	$459,031	$522,980	(12.2)
Foodservice	428,110	399,482	7.2
International	45,723	78,833	(42.0)
Total Segment Profit	932,863	1,001,295	(6.8)
Net Unallocated Expense	164,997	80,799	104.2
Noncontrolling Interest	(200)	112	(279.1)
Earnings Before Income Taxes	$767,666	$920,608	(16.6)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except per share amounts
Unaudited

	Quarter Ended		Nine Months Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Net Sales	$2,963,299	$3,034,414	$8,911,930	$9,175,331
Cost of Products Sold	2,465,251	2,528,364	7,426,514	7,577,062
Gross Profit	498,048	506,049	1,485,417	1,598,269
Selling, General, and Administrative	291,073	222,147	725,621	672,777
Equity in Earnings of Affiliates	9,784	7,138	42,213	19,951
Operating Income	216,759	291,040	802,009	945,443
Interest and Investment Income	9,239	14,411	20,700	20,078
Interest Expense	18,372	15,615	55,042	44,913
Earnings Before Income Taxes	207,626	289,836	767,666	920,608
Provision for Income Taxes	45,055	71,010	170,230	200,393
Effective Tax Rate	21.7%	24.5%	22.2%	21.8%
Net Earnings	162,571	218,826	597,437	720,215
Less: Net Earnings (Loss) Attributable to Noncontrolling Interest	(108)	(89)	(200)	112
Net Earnings Attributable to Hormel Foods Corporation	$162,679	$218,915	$597,637	$720,103

Net Earnings Per Share:
Basic	$0.30	$0.40	$1.09	$1.32
Diluted	$0.30	$0.40	$1.09	$1.31

Weighted-average Shares Outstanding:
Basic	546,358	546,077	546,389	544,486
Diluted	548,637	550,167	549,227	549,377

Dividends Declared Per Share	$0.2750	$0.2600	$0.8250	$0.7800

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
In thousands
Unaudited

	July 30, 2023	October 30, 2022
Assets
Cash and Cash Equivalents	$669,124	$982,107
Short-term Marketable Securities	17,423	16,149
Accounts Receivable	786,246	867,593
Inventories	1,737,865	1,716,059
Taxes Receivable	7,498	7,177
Prepaid Expenses and Other Current Assets	36,613	48,041
Total Current Assets	3,254,770	3,637,125

Goodwill	4,931,590	4,925,829
Other Intangibles	1,790,761	1,803,027
Pension Assets	235,943	245,566
Investments in Affiliates	743,474	271,058
Other Assets	338,741	283,169
Net Property, Plant, and Equipment	2,131,479	2,141,146
Total Assets	$13,426,757	$13,306,919

Liabilities and Shareholders' Investment
Accounts Payable	$703,407	$816,604
Accrued Expenses	119,464	58,801
Accrued Marketing Expenses	100,974	113,105
Employee Related Expenses	241,879	279,072
Interest and Dividends Payable	158,335	163,963
Taxes Payable	49,583	32,925
Current Maturities of Long-term Debt	946,981	8,796
Total Current Liabilities	2,320,622	1,473,266

Long-term Debt Less Current Maturities	2,360,380	3,290,549
Pension and Post-retirement Benefits	396,297	385,832
Deferred Income Taxes	467,827	475,212
Other Long-term Liabilities	163,768	141,840
Accumulated Other Comprehensive Loss	(241,610)	(255,561)
Other Shareholders' Investment	7,959,473	7,795,780
Total Liabilities and Shareholders' Investment	$13,426,757	$13,306,919

HORMEL FOODS CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
In thousands
Unaudited

	Quarter Ended		Nine Months Ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Operating Activities
Net Earnings	$162,571	$218,826	$597,437	$720,215
Depreciation and Amortization	74,754	65,132	216,432	191,568
Decrease (Increase) in Working Capital	73,678	(169,800)	(79,372)	(270,282)
Other	5,998	71,887	(5,741)	121,656
Net Cash Provided by (Used in) Operating Activities	317,001	186,046	728,756	763,157

Investing Activities
Net (Purchase) Sale of Securities	(2)	5,664	(49)	1,296
Net Purchases of Property, Plant, and Equipment	(77,678)	(60,360)	(163,224)	(188,140)
Proceeds from (Purchases of) Affiliates and Other Investments	212	2,009	(427,195)	8,275
Other	47	6,672	1,980	6,742
Net Cash Provided by (Used in) Investing Activities	(77,420)	(46,016)	(588,489)	(171,827)

Financing Activities
Proceeds from Long-term Debt	1,980	—	1,980	—
Repayments of Long-term Debt and Finance Leases	(2,208)	(1,474)	(6,584)	(6,498)
Dividends Paid on Common Stock	(149,944)	(141,860)	(442,560)	(415,923)
Share Repurchase	—	—	(12,303)	—
Other	5,933	2,872	8,489	77,958
Net Cash Provided by (Used in) Financing Activities	(144,238)	(140,462)	(450,977)	(344,463)
Effect of Exchange Rate Changes on Cash	(6,715)	(10,943)	(2,273)	(10,054)
Increase (Decrease) in Cash and Cash Equivalents	88,628	(11,375)	(312,983)	236,814
Cash and Cash Equivalents at Beginning of Year	580,496	861,719	982,107	613,530
Cash and Cash Equivalents at End of Period	$669,124	$850,344	$669,124	$850,344